Exhibit 10.5

TH International Limited

AMENDED & RESTATED SHARE OPTION SCHEME

Adopted on September 28 2022

CONTENT

TH International Limited

AMENDED & RESTATED SHARE OPTION SCHEME

1.	DEFINITIONS

1.01	In this Scheme the following expressions have the following meanings.

“Adoption Date”	September 28 2022, the date on which this Scheme is adopted by the Board and Shareholders of the Company;

“Auditor”	the auditor for the time being of the Company;

“Board”	the board of directors of the Company or such committee or such sub-committee or person(s) delegated with the power and authority by the board of directors of the Company to administer this Scheme;

“Business Day”	means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable law or executive order to be closed in the PRC or the Cayman Islands;

“Commencement Date”	in respect of an Option, the date upon which such Option is deemed to be granted in accordance with the provisions of the Scheme;

“Company”	TH International Limited, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands with its registered address at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

“Control”	means the power or authority, whether exercised or not, to direct the business, management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such entity or power to control the composition of more than fifty percent (50%) of the board of directors of such entity;

“Eligible Employee”	employee(s) of the Company or its Subsidiaries;

“Excluded Employee”	any Eligible Employee who is resident in a place where the grant or exercise of the Option pursuant to the terms of this Scheme is not permitted under the laws and regulations of such place;

“Group”	the Company and its Subsidiaries from time to time;

“Grantee”	any Participant who accepts the Offer in accordance with the terms of this Scheme or (where the context so permits) a person or persons who, in accordance with the laws of succession applicable in respect of the death of a Grantee, is or are entitled to exercise the Option granted to such Grantee (to the extent not already exercised) in consequence of the death of such Grantee;

“Merger Agreement”	that certain Agreement and Plan of Merger entered into as of August 13, 2021, by and among the Company, Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Company, and Silver Crest Acquisition Corporation, a Cayman Islands exempted company;

“MDA”	that certain amended and restated Master Development Agreement, dated August 13, 2021, by and between Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and the Company;

“Offer”	the offer of the grant of an Option made in accordance with Clause 4.01;

“Offer Date”	the date on which the Board makes an Offer to any Participant;

“Option(s)”	option(s) to subscribe for Shares granted pursuant to this Scheme, including, subject to Clause 14.02, Prior Options;

“Option Period”	in respect of any particular Option, such period as the Board may in its absolute discretion determine and notify to each Grantee, from the Commencement Date to the date of expiration of the Option, save that such period shall not be more than ten (10) years from the Commencement Date subject to the provisions for early termination set out in this Scheme;

“Participant(s)”	any Eligible Employee (excluding any Excluded Employee);

“PIPE Financing”	has the meaning set forth in the Merger Agreement;

“PRC”	means the People’s Republic of China, including Hong Kong Special Administrative Region and Macau Special Administrative Region, but excluding Taiwan;

“Prior Options”	means Options granted pursuant to the Prior Scheme;

“Prior Scheme”	means the share option scheme of the Company, adopted as of March 19, 2019;

“Scheme”	this amended and restated share option scheme in its present or any amended form;

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“Securities Act”	U.S. Securities Act of 1933, as amended and interpreted from time to time;

“Share(s)”	An ordinary share in the capital of the Company, par value US$0.000009395869940677320 or such other nominal amount as shall result from a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company;

“Shareholder(s)”	any person or entity registered on the register of members of the Company;

“Stock Exchange”	A recognized international stock exchange approved by the Board;

“Subscription Price”	the price per Share at which a Grantee may subscribe for Share on the exercise of an Option as described in Clause 5;

“Subsidiary”	a company which is directly or indirectly wholly-owned by the Company; and

“Trust”	The THC Hope 2021 Trust, established pursuant to that Trust Deed, dated June 21, 2021, between the Company, as settlor, and Futu Trustee Limited, as trustee.

1.02	In this Scheme, save as where the context otherwise requires:

(a)	clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Scheme;

(b)	references herein to clauses are to clauses of this Scheme;

(c)	references to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute;

(d)	expressions in singular shall include the plural and vice versa;

(e)	expressions in any gender shall include other genders; and

(f)	references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organizations, associations, enterprises, branches and entities of any other kind.

2.	CONDITIONS

2.01	This Scheme shall take effect subject to the passing of the resolution of the Shareholders and the Board of the Company to adopt this Scheme.

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2.02	If the above conditions are not satisfied, this Scheme shall forthwith determine, any Option(s) granted or agreed to be granted pursuant to this Scheme and any Offer of such a grant shall be of no effect and no person shall be entitled to any rights or benefits or be under any obligations under or in respect of this Scheme.

2.03	A certificate issued by the Board that the conditions set out in Clause 2.01 have been satisfied and the date on which such conditions were satisfied or that such conditions have not been satisfied as of any particular date shall be conclusive evidence of the matters certified.

3.	PURPOSE, DURATION AND ADMINISTRATION

3.01	The purpose of this Scheme is to provide incentives or rewards to Participants thereunder for their contribution to the Group and/or to enable the Group to recruit and retain high-caliber employees and attract human resources that are valuable to the Group.

3.02	Subject to Clause 13, this Scheme shall be valid and effective for a period of ten (10) years commencing on the date on which the conditions set out in Clause 2.01 are satisfied, after which period no further Options will be granted but the provisions of this Scheme shall remain in full force and effect in all other respects. Options complying with the provisions of the Securities Act which are granted during the duration of this Scheme and remain unexercised immediately prior to the end of the ten-year period shall continue to be exercisable in accordance with their terms of grant within the Option Period for which such Options are granted, notwithstanding the expiry of this Scheme.

3.03	This Scheme shall be subject to the administration of the Board whose decision (save as otherwise provided herein) shall be final and binding on all parties.

4.	GRANT OF OPTIONS

4.01	On and subject to the terms of this Scheme, the Board shall be entitled at any time and from time to time within the life of this Scheme set out in Clause 3.02 to offer to grant to any Participant as the Board may in its absolute discretion select, and subject to such conditions as the Board may think fit, Option(s) to subscribe for such number of Shares as the Board may determine at the Subscription Price. For the avoidance of doubt, the grant of any Options by the Company for the subscription of Shares to any person who falls within any of the classes of Participants shall not, by itself, unless the Board otherwise determined, be construed as a grant of Option under this Scheme. The basis of eligibility of any of the classes of Participants to the grant of any Options shall be determined by the Board from time to time on the basis of their contribution to the development and growth of the Group.

4.02	An Offer shall be made to a Participant by letter in such form as the Board may from time to time determine requiring the Participant to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of this Scheme and shall remain open for acceptance by the Participant concerned for a period of thirty (30) days from the Offer Date provided that no Offer shall be open for acceptance after the expiry of this Scheme set out in Clause 3.02 or after this Scheme has been terminated in accordance with the provisions hereof. No consideration is payable on acceptance of each grant of Option(s).

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4.03	An Offer shall be deemed to have been accepted and the Option to which such Offer relates shall be deemed to have been granted and to have taken effect when the acceptance form attached to the Offer with the number of Shares in respect of which the Offer is accepted clearly stated therein is duly completed, signed and returned in accordance with Clause 4.02 by the Grantee and is received by the Company at its principal office or such other address as is specified in the relevant Offer letter.

4.04	To the extent that the Offer is not accepted within thirty (30) days from the Offer Date in the manner indicated in Clause 4.03, it will be deemed to have been irrevocably declined and lapsed automatically.

4.05	Each grant of Options to a director, chief executive (other than a proposed director or a proposed chief executive of the Company) or substantial shareholder of the Company under this Scheme or any other share option scheme of the Company or any of its Subsidiaries must comply with the requirements under the Securities Act and must be subject to approval by the Board.

5.	SUBSCRIPTION PRICE

The Subscription Price in respect of any particular Option shall be such price as determined by the Board in good faith after taking into consideration all factors which it deems appropriate at the time of the making of the Offer (which shall be stated in the Offer Letter).

6.	EXERCISE OF OPTIONS

6.01	The Options granted to the Grantee may be exercised by such Grantee (or, as the case may be, his or her legal personal representatives) pursuant to the terms and conditions in Clause 6.03; provided that no PRC Grantee may exercise any Options before all necessary foreign exchange control and other approvals from the State Administration of Foreign Exchange (the “SAFE”) of the PRC or its local counterpart have been received.

6.02	Unless otherwise determined and approved by the Board, an Option must be personal to the Grantee and must not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favor of any third party over or in relation to any Option. Any breach of the foregoing shall entitle the Company to cancel any outstanding Option or part thereof granted to such Grantee without any compensation.

6.03	Subject to Clause 6.01, an Option may be exercised in whole or in part in the manner as set out in Clauses 6.04 and 6.05 by the Grantee (or, as the case may be, his or her legal personal representative(s)) giving notice in writing to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the Subscription Price for the Shares in respect of which the notice is given. Within thirty (30) days after receipt of the notice and the remittance and, where appropriate, receipt of the certificate of an independent financial adviser or Auditor pursuant to Clause 9, the Company shall issue and allot ordinary shares to the Grantee (or, as the case may be, his or her legal personal representative(s)) pursuant to the Scheme and the Company shall issue to the Grantee (or, as the case may be, his or her legal personal representative(s)) a share certificate in respect of the Shares so issued and allotted. All Share certificates delivered pursuant to the Scheme and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Board deems necessary or advisable to comply with all applicable laws. The Board may place legends on any Shares certificate or book entry to reference restrictions applicable to the Shares.

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6.04	Subject as hereinafter provided in this Scheme, the Option may be exercised by the Grantee (or, as the case may be, his or her legal personal representatives) in accordance with the Clause 6.01, provided that:

(a)	in the event of the Grantee ceasing to be a Participant for any reason other than (i) his or her death, or (ii) the termination of his or her employment on one or more of the grounds specified in Clause 7(f), the Grantee shall be entitled to exercise the vested Option(s) in full (to the extent which has become exercisable and not already exercised);

(b)	in the event of the Grantee ceasing to be a Participant by reason of death (provided that none of the events which would be a ground for termination of his or her employment under Clause 7(f) arises prior to his or her death), the legal personal representative(s) of the Grantee, shall be entitled to exercise the vested Option(s) in full (to the extent which has become exercisable and not already exercised);

(c)	in the event of a general or partial offer, whether by way of take-over offer, share re-purchase offer, or scheme of arrangement or otherwise in like manner made to all the holders of Shares, or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror, the Company shall ensure that such offer is extended to all the Grantees on the same terms, mutatis mutandis, and assuming that they will become, by the exercise in full of the vested Options (to the extent not already exercised) granted to them, Shareholders of the Company. If such offer becomes or is declared unconditional, a Grantee shall be entitled to exercise his or her vested Option(s) (to the extent not already exercised) to its full extent or to the extent specified in the Grantee’s notice to the Company in exercise of his or her vested Option(s);

(d)	in the event a notice is given by the Company to its Shareholders to convene a general meeting for the purposes of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it dispatches such notice to each Shareholder give notice thereof to all Grantees (together with a notice of the existence of the provisions of this Clause) and thereupon, each Grantee (or where permitted under Clause 6.04(b) his or her legal personal representative(s)) shall be entitled to exercise all or any of his or her vested Options (to the extent which has become exercisable and not already exercised) at any time not later than thirty (30) days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and, in any event, no later than the Business Day immediately prior to the date of the proposed general meeting referred to above, issue and allot the relevant Shares to the Grantee credited as fully paid. Prior to the passing of the resolution to wind-up the Company, the Company shall repurchase from the Grantee at a price mutually agreed between the Company and the Grantee all or any part of the Shares issued and allotted to him/her upon the exercise of an Option; and

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(e)	in the event of a compromise or arrangement between the Company and its creditors (or any class of them) or between the Company and its Shareholders (or any class of them), in connection with a scheme for the reconstruction or amalgamation of the Company, the Company shall give notice thereof to all Grantees on the same day as it gives notice of the meeting to its Shareholders or creditors to consider such a scheme or arrangement, and thereupon any Grantee (or where permitted under Clause 6.04(b) his or her legal representative(s)) may forthwith and until the expiry of the period commencing with such date and ending with the earlier of the date falling thirty (30) days thereafter and the date on which such compromise or arrangement is sanctioned by the court be entitled to exercise his or her vested Option(s) (to the extent which has become exercisable and not already exercised), but the exercise of the vested Option(s) shall be conditional upon such compromise or arrangement being sanctioned by the court and becoming effective. The Company may thereafter require such Grantee to transfer or otherwise deal with the Shares transferred as a result of such exercise of his or her vested Option(s) so as to place the Grantee in the same position as nearly as would have been the case had such Shares been subject to such compromise or arrangement.

6.05	There is no performance target that has to be achieved before the exercise of any Option except otherwise imposed by the Board and stated in the Offer.

6.06	The Shares to be issued and allotted upon the exercise of an Option will be subject to all the provisions of the memorandum and articles of association of the Company for the time being in force and will rank pari passu in all respects with and shall have the same voting, dividend, transfer and other rights, including those arising on liquidation of the Company as attached to the other fully paid Shares of the same class in issue as from the day when the name of the Grantee is registered on the register of members of the Company and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date when the name of the Grantee is registered on the register of members of the Company other than any dividend or other distribution previously declared or recommended or resolved to be paid or made with respect to a record date which shall be before the date when the name of the Grantee is registered on the register of members of the Company, provided always that when the date of exercise of the Option falls on a day upon which the register of members of the Company is closed then the exercise of the Option shall become effective on the first Business Day on which the register of members of the Company is re-opened. A Share allotted upon the exercise of an Option shall not carry voting rights until the completion of the registration of the Grantee as the holder thereof.

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6.07	Unless otherwise determined by the Board, for the purpose of the Scheme, the vesting of an Option shall be deemed to continue while the Grantee is on a bona fide leave of absence, if such leave was approved by the Company in writing. Unless otherwise determined by the Board and subject to applicable law, vesting of an Option shall be suspended during any unpaid leave of absence.

7.	LAPSE OF OPTION

An Option, (i) if vested but not exercised, shall automatically lapse in each case on the earliest of this Clause 7(a), (c), (f), (h), (i) and (j); or (ii) if unvested, shall automatically be cancelled and cease vesting in each case on the earliest of this Clause 7(b), (c), (d), (e), (f), (g), (h), (i) and (j).

(a)	the expiry of the Option Period;

(b)	subject to Clause 6.04(a) and Clause 6.04(b), the date on which the Grantee ceases to be a Participant;

(c)	the date on which the Grantee is found to be an Excluded Employee;

(d)	the date on which the offer (or, as the case may be, the revised offer) referred to in Clause 6.04(c) closes;

(e)	subject to Clause 6.04(d), the date of the commencement of the winding-up of the Company;

(f)	the date on which the Grantee ceases to be a Participant by reason of: the termination of his or her employment on any one or more of the grounds that he or she has been guilty of serious misconduct, or has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his or her creditors generally, or has been convicted of any criminal offence involving his or her integrity or honesty or on any other ground on which an employer would be entitled to terminate his or her employment at common law or pursuant to any applicable laws or under the Grantee’s employment agreement with the Company or the relevant Subsidiary. A written decision issued by the authorized director of the Company or the relevant Subsidiary to the effect that employment of a Grantee has or has not been terminated on one or more of the grounds specified in this Clause 7(f) shall be conclusive and binding on the Grantee;

(g)	subject to Clause 6.04(e), the date when the proposed compromise or arrangement becomes effective;

(h)	the date on which the Grantee commits a breach of Clause 6.02;

(i)	the date on which the Grantee has breached the confidentiality obligation, non-compete obligation, non-solicitation obligation that such Grantee owes to the Group under relevant employment agreements, confidentiality and intellectual property rights assignment agreements, non-compete and non-solicitation agreements or this Scheme or any exhibit hereof (as applicable) in any material respect; or

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(j)	on the date which the Grantee indicates in writing to the Company that he or she will waive the Option(s), notwithstanding that he or she has previously accepted the above-mentioned grant pursuant to the provisions of Clause 4.

8.	MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

8.01	The total number of Shares which may be issued and allotted upon exercise of all Options to be granted under this Scheme are 14,486,152 Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) reserved by the Company (the “Share Reserve”) (8,242,983 of which underlie outstanding Options and may not be issued as of the effective date of this Scheme); provided, however, that the Share Reserve shall automatically be reduced by 2,128,595 Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) if the number of Tim Hortons Restaurants (as defined in the MDA) open and operating in the Territory (as defined in the MDA) by the Group on or prior to August 31, 2023 is less than 495.

8.02	For the purposes of administering this Scheme, the Board may divide such maximum number of Shares into individual units with each unit being equivalent to a fraction of a Share equal to 14,486,152 divided by 50,000,000. Options lapsed in accordance with the terms of this Scheme will not be counted for the purpose of calculating the total number of Shares under this Clause 8.01. Any Shares subject to an Option that is cancelled, forfeited or expires prior to exercise, either in full or in part, shall again become available for issuance under the Scheme.

8.03	Subject to Clauses 8.01, the number of Shares subject to Options and to this Scheme may be adjusted, in such manner as an independent financial adviser or Auditor (acting as experts and not as arbitrators) must certify in writing to the Board to be in their opinion fair and reasonable, in the event of a capitalization issue, rights issue, subdivision or consolidation of shares or reduction of capital of the Company provided that no such adjustment shall be made in the event of an issue of Shares as consideration in respect of a transaction to which the Company is a party.

9.	REORGANISATION OF CAPITAL STRUCTURE

In the event of a capitalization issue, rights issue, consolidation or subdivision of shares or reduction of capital of the Company (other than an issue of Shares as consideration in respect of a transaction to which the Company is a party), such corresponding adjustments (if any) shall be made in:

(a)	the number of Shares subject to the Options so far as unexercised; and/or

(b)	the Subscription Price; and/or

(c)	the administrative procedure to exercise of the Option(s); and/or

(d)	the maximum number of Shares referred to in Clauses 8.01,

as an independent financial adviser or Auditor shall certify in writing to the Board to be in their opinion fair and reasonable, provided that any adjustments shall be made on the basis that the proportion of the issued share capital of the Company to which a Grantee is entitled after such adjustments shall remain the same as that to which he was entitled before such adjustments and no such adjustments shall be made the effect of which would be to enable any Share to be issued at less than its nominal value and no such adjustments will be required in circumstances where there is an issue of Shares or other securities of the Group as consideration in a transaction.

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In addition, in respect of any such adjustments as provided in this Clause 9, other than any made on a capitalization issue, an independent financial adviser or the Auditor must confirm in writing to the Board that the adjustment satisfies the requirements of the relevant provision of the Securities Act.

The capacity of the independent financial adviser or the Auditor in this Clause 9 is that of experts and not of arbitrators and their certification shall be final and binding on the Company and the Grantees.

The costs of the independent financial advisers or the Auditor shall be borne by the Company.

10.	DISPUTES

Any dispute arising in connection with this Scheme (whether as to the number of Shares, the subject of an Option, the amount of the Subscription Price, or otherwise) shall be referred to the decision of an independent financial adviser or the Auditor who shall act as experts and not as arbitrators and whose decision shall, in the absence of manifest error, be final and binding on all persons who may be affected thereby.

11.	ALTERATION OF THIS SCHEME

11.01	This Scheme may be altered in any respect by resolution of the Board, provided that the amended terms of this Scheme or the Options shall still comply with the requirements of the Securities Act and that no such alteration shall operate to affect adversely the terms of issue of any Option(s) granted or agreed to be granted prior to such alteration.

11.02	The Company must provide to all Grantees all details relating to changes in the terms of this Scheme during the life of this Scheme promptly upon such changes taking effect.

12.	TERMINATION

The Company may by resolution in general meeting at any time terminate the operation of this Scheme and in such event no further Options will be offered but the provisions of this Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of any Options (to the extent not already exercised) granted prior to the termination. Options (to the extent not already exercised) granted prior to such termination shall continue to be valid and exercisable in accordance with the Scheme.

13.	CANCELLATION OF OPTIONS

13.01	If any of the events stipulated in this Scheme which will result in the cancellation of the Options occurs, then such cancellation of Options granted but not exercised shall require approval of the Board with the relevant Grantees abstaining from voting.

13.02	Any vote taken at the meeting to approve such cancellation must be taken by poll.

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13.03	For the avoidance of doubt, Options which have been exercised shall not be included as cancelled Options.

14.	MISCELLANEOUS

14.01	The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest in accordance with the Scheme, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

14.02	This Scheme shall apply to Options granted following the Adoption Date. Any Prior Options will remain subject to the terms and conditions of the Prior Scheme only to the extent that any terms contained in this Scheme would adversely impact the terms of issue of any Prior Option(s) granted prior to the Adoption Date. For the avoidance of doubt, the Prior Scheme shall continue to be administered by the Trust and Futu Trustee Limited, a company incorporated under the laws of Hong Kong, as the sole trustee of the Trust.

14.03	The Company shall bear the costs of establishing and administering this Scheme.

14.04	No fractional Shares shall be issued and the Board shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

14.05	The Board shall have the right to require any Grantee to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Options, including a window-period limitation, as may be imposed in the sole discretion of the Board.

14.06	Any notice or other communication between the Company and a Grantee may be given by sending the same by fax, E-mail, registered courier using an internationally recognized company or by personal delivery to, in the case of the Company, its principal place of business in PRC or such other address as notified to the Grantees from time to time and, in the case of the Grantee, his or her residential address in PRC as notified to the Company from time to time.

14.07	The Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his or her participation in this Scheme.

14.08	This Scheme shall not form part of any contract of employment between the Company or any Subsidiary and any Eligible Employee and the rights and obligations of any Eligible Employee under the terms of his or her office or employment shall not be affected by his or her participation in it and this Scheme shall afford such an Eligible Employee no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

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14.09	This Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

14.10	The Scheme shall not confer upon any Grantee any right to continue his or her relationship as an employee with the Company for any period of specific duration or interfere in any way with his or her right or the right of the Company, which rights are hereby expressly reserved by each, to terminate this relationship at any time.

14.11	This Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of Cayman Islands.

14.12	Notwithstanding any other provision of the Scheme, the Company shall not be obligated, and nor shall it have any liability for failure to deliver any Shares under the Scheme unless the issuance and delivery of Shares comply with (or are exempt from) all applicable law, including without limitation, the applicable securities laws in the Cayman Islands, PRC, Securities Act, U.S. state securities laws and regulations, and the regulations of any Stock Exchange or other securities market on which the Company’s securities may then be traded, and shall be further subject to the approval of counsel of the Company with respect to such compliance.

14.13	This Scheme shall operate subject to the articles of association of the Company from time to time and any applicable law, regulations, rules and codes.

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